Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 1, 2013, relating to our audit of the financial statements of Kindred Biosciences, Inc. as of December 31, 2012 and for the period from September 25, 2012 (inception) through December 31, 2012, appearing in the Prospectus dated December 11, 2013 filed by Kindred Biosciences, Inc., pursuant to Rule 424(b) under the Securities Act of 1933, relating to Kindred Biosciences, Inc.’s Registration Statement on Form S-1 (No. 333-192242), as amended.
/s/ KMJ Corbin & Company LLP

Costa Mesa, California
December 23, 2013